UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 3, 2025

SONOMA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5445 Conestoga Court, Suite 150

Boulder, CO 80301

(Address of principal executive offices)

(Zip Code)

(800) 759-9305

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	SNOA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with our Chief Executive Officer

Effective October 3, 2025, we entered into an amended and restated employment agreement with our Chief Executive Officer, Amy Trombly.

Under the amended and restated agreement, we agreed to pay Ms. Trombly a base salary of $475,000 per annum. Ms. Trombly will be eligible to receive a target annual bonus of 50% of her base salary, which shall be in the discretion of the Compensation Committee. Consistent with best practices, the definition of Cause was expanded to include material failure by Ms. Trombly to comply with the Company’s written policies or rules, if such failure is reasonably likely to cause material, reputational or financial harm to the Company. Also consistent with best practices, the definition of Good Reason excludes base salary reductions up to 10% as applied consistently to similarly-situated executives. Good Reason also excludes the failure by a successor to the Company to assume the terms of the amended and restated agreement.

In the event of termination without Cause or for Good Reason, Ms. Trombly’s severance payment is to be paid in accordance with regular payroll rather than as a lump sum payment, consistent with best practices, and COBRA reimbursement is extended to up to twelve months following termination for Ms. Trombly, her spouse or domestic partner and her dependents. In the event of termination without Cause or for Good Reason in connection with a Change in Control, Ms. Trombly’s severance payment is increased to two times her annual base salary and two times her target annual bonus, and COBRA reimbursement is extended to up to twenty-four months following termination for Ms. Trombly, her spouse or domestic partner and her dependents. In the event of termination due to death or disability, COBRA reimbursement is extended to up to twelve months following termination for Ms. Trombly, her spouse or domestic partner and her dependents.

The mutual notice period for termination is extended to 90 days, and vested equity awards may be exercised for up to 24 months following termination.

Consistent with best practices, the amended and restated agreement does not require the Company to reimburse Ms. Trombly in the event of any 409A excise taxes, and the non disparagement covenant was updated to comply with current Colorado law. All other material terms of the amended and restated agreement remain unchanged from her prior employment agreement.

The foregoing description of the Amended and Restated Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Amended and Restated Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Departure of Chief Operating Officer

On October 3, 2025, our Executive Vice President and Chief Operating Officer, Bruce Thornton, notified us of his intent to retire from his position with the Company effective December 2, 2025, and we have determined to eliminate the position of Chief Operating Officer upon Mr. Thornton’s departure. Mr. Thornton has agreed to assist us with transitioning his responsibilities over the next two months.

In connection with Mr. Thornton’s termination, we will pay him severance consisting of $300,000, contingent upon his execution of a general release of claims against the Company. He will also be entitled to up to twelve months’ COBRA reimbursement for himself and his dependents. All outstanding time-based equity-based compensation awards will become fully vested and all outstanding performance-based equity compensation awards will remain outstanding and will vest or be forfeited in accordance with the terms of the applicable award agreements. Mr. Thornton’s Executive’s outstanding and vested equity awards shall remain exercisable for 18 months following termination.

Mr. Thornton has served as our Chief Operating Officer since April 2020 and previously as our Executive Vice President for International Operations and Sales and General Manager for U.S. operations since March 2004. We thank Mr. Thornton for his many years of dedicated service and wish him the best in his future endeavors.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

10.1	Amended and Restated Employment Agreement by and between the Company and Amy Trombly, dated October 3, 2025.

104	Cover Page Interactive Data File (formatted in Inline XBRL in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOMA PHARMACEUTICALS, INC.

Date: October 9, 2025	By:	/s/ Amy Trombly
	Name: Title:	Amy Trombly Chief Executive Officer

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